UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 13, 2013

Cooper Tire & Rubber Company

(Exact name of registrant as specified in its charter)

Delaware	001-04329	34-4297750
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Lima Avenue, Findlay, Ohio	45840
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (419) 423-1321

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

As previously disclosed by Cooper Tire & Rubber Company (“Cooper Tire”), on August 1, 2013 the United Steelworkers and two of its local unions (collectively, the “Unions”) which represent employees at Cooper Tire’s Findlay, Ohio plant and Texarkana, Arkansas plant filed grievances alleging that Cooper Tire violated the successorship provisions of the collective bargaining agreement applicable to each plant by entering into the Agreement and Plan of Merger, dated June 12, 2013, with wholly-owned subsidiaries of Apollo Tyres Ltd. (“Apollo”) whereby Cooper Tire agreed to merge with a wholly-owned subsidiary of Apollo (the “Merger”). The Unions agreed to binding arbitration regarding this dispute, and the arbitration hearing took place on August 28, 2013. On September 13, 2013, the arbitrator ruled in favor of the Unions and ordered Cooper Tire to refrain from selling or transferring the Texarkana and Findlay plants unless and until the Unions have entered into agreements with an Apollo subsidiary that recognize the Unions as the bargaining agents and establish the terms and conditions of employment to be effective as of the closing of the Merger.

Cooper Tire is assessing its options related to this decision. At the same time, Cooper Tire and Apollo are continuing discussions with the Unions with an aim of reaching an amicable resolution quickly to minimize any impact on the original closing schedule. Both Cooper Tire and Apollo remain firmly committed to the strategic rationale for the Merger, which will create a leader in the tire industry with a strong presence in the world’s largest tire markets and in the fastest growing geographies, and are optimistic that a mutually beneficial settlement can be reached.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COOPER TIRE & RUBBER COMPANY

By:	/s/ Jack Jay McCracken

Name: Jack Jay McCracken
Title: Assistant Secretary

Dated: September 19, 2013